Exhibit 99.1

Arcus Biosciences Announces Second Quarter 2019 Financial Results and Recent Corporate Updates

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Progressing our lead program, AB928, a potential best-in-class dual A2a/A2b receptor antagonist, into multiple dose-expansion cohorts in 2H19, including metastatic castration resistant prostate cancer across several lines of therapy

-	Received IND clearance to initiate a Phase 1/1b trial for AB680, the first small-molecule CD73 inhibitor to enter the clinic, in first-line metastatic pancreatic cancer
-	Received IND clearance to initiate a biomarker-selected trial for AB122, our anti-PD-1 antibody, across advanced solid tumors in collaboration with Strata Oncology
-	Expect to identify a potentially best-in-class clinical development candidate targeting HIF-2α in 2H19

HAYWARD, Calif. – (BUSINESS WIRE) – August 6, 2019 - Arcus Biosciences, Inc. (NYSE:RCUS), a clinical-stage biopharmaceutical company focused on creating innovative cancer therapies, today announced financial results for the second quarter ended June 30, 2019 and provided corporate updates.

“For our lead program, AB928, the first dual adenosine receptor antagonist designed for use in oncology, we have demonstrated excellent safety, maximal receptor coverage, and PK/PD correlation in three different combination regimens. This has enabled broad Phase 1b expansion across multiple tumor types, now including prostate cancer, and we look forward to reporting initial results in mid-2020,” said Terry Rosen, Ph.D., Chief Executive Officer of Arcus. “Arcus’s emphasis on selecting science-driven clinical combinations, adaptive clinical design, and an early commitment to clinical and commercial integration provide a framework that enables us to be well positioned to maximize clinical and commercial value from our pioneering drug discovery efforts in the adenosine space and potentially best-in-class molecules.”

Recent Corporate Highlights

•	In addition to the identification of the recommended dose for expansion (RDE) for AB928 in combination with AB122, identified 150 mg once a day as the RDE for two additional combination regimens:
▪	AB928 with pegylated liposomal doxorubicin (PLD, Doxil®)
▪	AB928 with mFOLFOX
•	Initiated broad Phase 1b expansions for AB928 in combinations with AB122 and/or chemotherapy across multiple tumor types.
▪

This expansion includes metastatic castration resistant prostate cancer (mCRPC) across multiple lines of therapy. The company also plans to explore additional combinations across multiple lines of therapy in mCRPC.

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Received IND clearance to initiate a biomarker-selected trial of single-agent AB122 in advanced solid tumors, in collaboration with Strata Oncology, using Strata’s proprietary biomarkers which, using observational study data, have demonstrated potential predictive power for anti-PD-1 efficacy across multiple tumor types.

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Reported initial PK data from the healthy volunteer Phase 1 study of AB680, the first small-molecule CD73 inhibitor to enter the clinic, which support an every-two-weeks (Q2W) dosing schedule. Received IND clearance to initiate a Phase 1/1b trial of AB680, in combination with AB122 and chemotherapy, in first-line metastatic pancreatic cancer.

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Announced the appointment of Eric Hoefer to Chief Commercial Officer. During the span of Mr. Hoefer’s 20-year career in biopharma, he has been instrumental to the development and commercialization of 15 new medicines, including Avastin®, Tarceva®, Tecentriq®, and Imfinzi®. Mr. Hoefer was most recently at AstraZeneca, where he led Immuno-oncology (IO) Global Marketing.

Anticipated Upcoming (2H 2019) Milestones

•	AB928 (dual adenosine receptor antagonist):
▪

Initiate Phase 1 safety dose-escalation in combination with PLD and IPI-549, a phosphoinositide-3-kinase-gamma (PI3Kg) inhibitor, in triple-negative breast cancer (TNBC) in collaboration with Infinity Pharmaceuticals.

▪	Initiate Phase 1b expansion in combination with AB122, carboplatin and pemetrexed in EGFR-mutated non-small cell lung cancer (NSCLC) patients who have failed tyrosine kinase inhibitor (TKI) therapy.
▪

Present additional safety, PK/PD and translational data from the Phase 1 safety dose-escalation portion of the AB928 combination trials at the European Society for Medical Oncology (ESMO) Meeting at the end of September in Barcelona, Spain.

•	AB680 (small-molecule CD73 inhibitor):
▪	Initiate Phase 1 safety dose-escalation in combination with AB122, gemcitabine (Gemzar®) and nab-paclitaxel (Abraxane®) in patients with first-line metastatic pancreatic cancer.

•	AB122 (anti-PD-1 antibody):
▪	Initiate a tumor-type agnostic biomarker-selected trial of single-agent AB122 in advanced solid tumors in collaboration with Strata Oncology.

•	AB154 (anti-TIGIT antibody):
▪	Report preliminary safety and PK/PD data from the Phase 1 safety dose-escalation and initiate an expansion study in combination with AB122 in NSCLC.

•	Discovery Programs:
▪	Identify a potentially best-in-class clinical development candidate targeting HIF-2α.

Please refer to Arcus’s pipeline at www.arcusbio.com for the company’s most current pipeline and development plans.

Financial Results for the Second Quarter 2019

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Cash, cash equivalents and investments in marketable securities were $224.4 million as of the second quarter ended June 30, 2019, compared to $243.1 million at March 31, 2019. The decrease was primarily due to the utilization of cash to fund our operations. Based on our current operating plans, we anticipate that our cash, cash equivalents and investments in marketable securities will be sufficient to fund operations into 2021.

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Revenues:  Collaboration and license revenue for the second quarter ended June 30, 2019 was $1.8 million, compared to $1.3 million for the same period in 2018.  The increase in revenue was primarily attributable to the impact of our adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606). Under ASC 606, additional revenue was recognized from our option and license agreement with Taiho Pharmaceutical due to remeasurement of the initial transaction price upon adoption of the new standard. Collaboration and license revenue for the six months ended June 30, 2019 was $3.5 million, compared to $2.5 million for the same period in 2018.

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R&D Expenses: Research and development expenses for the second quarter ended June 30, 2019 were $25.0 million, compared to $13.7 million for the same period in 2018.  The increase in research and development expenses was primarily due to an increase in clinical activities for our ongoing clinical programs, an increase in R&D headcount, and includes a $7.5 million expense pertaining to the achievement of a clinical development milestone pursuant to our license agreement with WuXi Biologics. Research and development expenses for the six months ended June 30, 2019 were $40.6 million, compared to $25.4 million for the same period in 2018.

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G&A Expenses: General and administrative expenses for the second quarter ended June 30, 2019 were $5.9 million, compared to $3.5 million for the same period in 2018. Higher general and administrative expenses were primarily due to an increase in G&A headcount and related costs, as well as costs related to operations as a public company. General and administrative expenses for the six months ended June 30, 2019 were $10.9 million, compared to $6.4 million for the same period in 2018.

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Net Loss: Net loss for the second quarter ended June 30, 2019 was $28.1 million, compared to $13.5 million for the same period in 2018.  The increase in net loss was primarily attributable to an increase in operating expenses noted above partially offset by an increase in revenues. Net loss for the six months ended June 30, 2019 was $45.8 million, compared to $26.5 million for the same period in 2018.

About Arcus Biosciences

Arcus Biosciences is a clinical-stage biopharmaceutical company focused on creating innovative cancer therapies. Arcus has several programs targeting important oncology/immuno-oncology pathways, including a dual adenosine receptor antagonist, AB928, which is in a Phase 1/1b program to evaluate AB928 in combination with other agents in multiple tumor types, and an anti-PD-1 antibody, AB122, which is progressing into a Phase 1b trial in biomarker-selected patients.  AB122 is expected to form the backbone for many of Arcus’s intra-portfolio combinations. Arcus’s other programs include AB154, an anti-TIGIT antibody, which is being evaluated in a Phase 1 trial as monotherapy and in combination with AB122, and AB680, a small-molecule inhibitor of CD73, which is progressing into a Phase 1/1b trial in patients with pancreatic cancer. Arcus has extensive in-house expertise in medicinal chemistry, oncology, immunology, biochemistry, pharmacology and structural biology.  Utilizing these unique capabilities, Arcus has developed a robust and active early-stage discovery effort focused on small-molecule pipeline expansion. For more information about Arcus Biosciences, please visit  www.arcusbio.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein, including, but not limited to, Arcus’s expectations regarding the breadth, advancement and potential of its clinical development programs, including anticipated milestones and timelines, ability to extract maximal value from its drug discovery efforts and molecules, and anticipated operating expenses and capital expenditure requirements, are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause Arcus’s actual results, performance or achievements to differ significantly from those expressed or implied.  Factors that could cause or contribute to such differences include, but are not limited to, the inherent uncertainty associated with pharmaceutical product development and clinical trials, delays in our clinical trials due to difficulties or delays in the regulatory process, enrolling subjects or manufacturing or supplying product for such clinical trials, the emergence of adverse events or other undesirable side effects, and changes in the competitive landscape for our programs.  Risks and uncertainties facing Arcus are described more fully in Arcus’s quarterly report on Form 10-Q for the quarter ended June 30, 2019 filed on August 6, 2019 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Arcus disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

The Arcus name and logo are trademarks of Arcus. All other trademarks belong to their respective owners.

Source: Arcus Biosciences

CONTACTS

Katherine Bock

(510) 694-6231

kbock@arcusbio.com

Nicole Arndt

(510) 284-4728

narndt@arcusbio.com

ARCUS BIOSCIENCES, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(unaudited)

	June 30,	December 31,
	2019	2018 (1)
ASSETS
Current assets:
Cash and cash equivalents	$76,068	$71,064
Short-term investments	148,330	185,480
Prepaid expenses and other current assets	3,273	2,321
Amounts owed by a related party	62	83
Total current assets	227,733	258,948
Long-term investments	—	3,181
Property and equipment, net	10,362	11,107
Equity investment in related party	357	1,202
Restricted cash	203	203
Other long-term assets	319	284
Total assets	$238,974	$274,925
LIABILITIES
Current liabilities
Accounts payable	$2,448	$3,102
Accrued liabilities	15,552	6,023
Deferred revenue, current	7,000	6,250
Other current liabilities	1,513	1,560
Total current liabilities	26,513	16,935
Deferred revenue, noncurrent	10,522	16,984
Deferred rent	4,010	4,272
Other long-term liabilities	1,283	1,792
Total liabilities	42,328	39,983
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	362,905	357,873
Accumulated deficit	(166,376)	(122,828)
Accumulated other comprehensive loss	113	(107)
Total stockholders’ equity (deficit)	196,646	234,942
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$238,974	$274,925

(1)

Derived from the audited financial statements for the year ended December 31, 2018, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, dated March 5, 2019.

ARCUS BIOSCIENCES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Collaboration and license revenue	$1,750	$1,250	$3,500	$2,500
Operation expenses:
Research and development	24,999	13,699	40,553	25,352
General and administrative	5,911	3,450	10,879	6,379
Total operating expenses	30,910	17,149	51,432	31,731
Loss from operations	(29,160)	(15,899)	(47,932)	(29,231)
Non-operating income (expense):
Interest and other income (expense), net	1,482	1,288	3,016	1,891
Gain on deemed sale from equity method investee	—	1,229	—	1,229
Share of loss from equity method investee	(412)	(151)	(844)	(377)
Total non-operating income, net	1,070	2,366	2,172	2,743
Net loss	(28,090)	(13,533)	(45,760)	(26,488)
Other comprehensive gain (loss)	84	14	220	(41)
Comprehensive loss	$(28,006)	$(13,519)	$(45,540)	$(26,529)
Net loss per share, basic and diluted	$(0.64)	$(0.32)	$(1.05)	$(1.01)
Weighted-average number of shares used to compute basic and diluted net loss per share	43,797,718	42,533,641	43,653,325	26,236,007